Exhibit 10.16

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) dated as of January 28, 2014 (the “Effective Date”) is made by and between Dr. Brian K. Kaspar (the “Consultant”) and BioLife Cell Bank, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to retain the Consultant as an independent contractor to perform certain services; and

WHEREAS, the Consultant is willing to perform such services for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.      Scope of Services.

(a)     The Company hereby retains the Consultant and the Consultant hereby agrees to perform (i) service as Senior Scientific Advisor, of the Company; (ii) reasonable consulting and provision of information related to the Field (as defined in Exhibit A) as mutually deemed appropriate, and (iii) such other services for the Company as the Company and the Consultant may mutually agree from time to time (collectively, the “Services”). The Consultant shall report to the Chief Executive Officer or President of the Company.

(b)     The Consultant agrees to make himself available to render the Services at such time or times and location or locations as may be mutually agreed from time to time. The Consultant agrees to devote his best efforts to performing the Services. Notwithstanding any language to the contrary, the Parties recognize that Consultant’s primary responsibility remains at all times with his employer, the Research Institute at Nationwide Children’s Hospital (“RI”) and nothing in this Agreement is intended or shall be construed to create a conflict of interest, time, activity or commitment to RI. Subject to the RI Policies and Regulations (as defined in Section 4), the Consultant agrees that, at the request of the Company, the Consultant shall devote 10 working hours per calendar month to the performance of the Services.

2.      Compensation and Reimbursement.

(a)      For the performance of the Services, the Company shall:

(i)          pay the Consultant a fee at a monthly rate of $7,500.00 ($90,000.00 per annum) payable in arrears in equal biweekly installments (the “Consulting Compensation”) commencing on the date hereof. In the event that the Company requests that Consultant increase the number of hours that he performs on the Services, subject to the prior approval of RI, the Company and Consultant shall agree upon an appropriate increase to Consultant’s monthly rate; and

(ii)       the Company shall permit the Consultant to purchase 1,691,588 shares of the Company’s common stock, par value $0.0001, pursuant to a Restricted Stock Purchase Agreement (so called herein) in the form attached hereto as Exhibit B.

(b)       The Company shall promptly reimburse the Consultant for all reasonable expenses incurred by him in the performance of the Services in accordance with the policies and practices of the Company as in effect from time to time, provided such expenses are submitted to and approved for reimbursement by the Company within six months of their occurrence, and provided further that any expense exceeding $1000 individually or $2500 in the aggregate in any two month period shall require the prior approval of the Chief Executive Officer or President of the Company.

(c)                  In the event that this Agreement is terminated during the Initial Term (as defined below) by the Company pursuant to Section 3(b)(xii) below or by the Consultant pursuant to Sections 3(b)(iii) or (iv) below, then the Company shall pay to the Consultant, within ten (10) business days after the date of such termination, an amount equal to the greater of (1) the total aggregate amount of the Consulting Compensation that would have been paid to Consultant over the remainder of the Initial Term or (2) $90,000.

(d)                 In the event that this Agreement is terminated after the Initial Term by the Company pursuant to Section 3(b)(xii) below or by the Consultant pursuant to Sections 3(b)(iii) or (iv) below, then the Company shall pay to the Consultant within ten (10) business days after the date of such termination the amount of $90,000.00. The Consultant shall not be entitled to any payment under this Section 2(d) in the event either the Company or me Consultant elects not to extend the term of this Agreement pursuant to Section 3(a) hereof.

(e)                  In the event that this Agreement is terminated during the Initial Term by the Company pursuant to Sections 3(b)(iii) through 3(b)(x) below (i.e., for cause as defined in Section 3(b) below), or by the Consultant pursuant to Section 3(b)(xi) below or is terminated by either me Company or the Consultant for any reason after the expiration of the Initial Term, then, except as otherwise provided in Section 2(d) of this Agreement, the Consultant will be entitled to receive solely that portion of Consulting Compensation payable in accordance with Section 2(a)(i) above accrued as of the effective date of such termination, and the Consultant shall not receive or be entitled to receive any further compensation hereunder following such termination except for any Payment due pursuant to Section 5(c) hereof for Post-Termination Services.

(f)                   In the event that this Agreement is terminated during the Initial Term pursuant to Section 3(b)(i) below, the written agreement contemplated by such Section 3(b)(i) shall set forth the compensation, if any, to which the Consultant shall be entitled upon such termination.

(g)                  The terms of this Section 2 shall survive termination of tins Agreement.

3. Term.

(a)      Unless earlier terminated pursuant to Section 3(b) below, tins Agreement shall have an Initial Term (so called herein) of four years commencing on the Effective Date and ending on the day (the “Scheduled Expiration Date”) immediately preceding the fourth anniversary of the Effective Date, at which time the term of tins Agreement shall automatically be extended for subsequent one year terms (each, an “Extension Term”), each until die next anniversary of the Scheduled Expiration Date, subject to either party providing written notice to the other party of its intent not to extend the term of this Agreement at least 60 days before the expiration of the then current Initial Term or Extension Term, as the case may be.

(b)       This Agreement will terminate or may be terminated as follows (with items (ii) through (x) being deemed “for cause”):

(i)                                                     by the written agreement of the Consultant and the Company;

(ii)                                                  [intentionally omitted];

(iii)                                               by written notice by the non-breaching party for a party’s breach of a material obligation under this Agreement, provided that the non-breaching party previously gave written notice to the other party of the alleged breach and thirty (30) days thereafter in which to cure the breach, during which 30-day period the breaching party did not cure the breach;

(iv)                                              by written notice by either the Consultant or the Company to the other party in the event that the other party enters a guilty plea or a plea of no-contest as to, is indicted for or is determined by a court of law to have committed, or is convicted of, a crime of dishonesty, fraud, embezzlement, theft, larceny or any crime of moral turpitude or any felony;

(v)                                                 by written notice by the Company in the event the Consultant is disabled (as evidenced by the Consultant’s inability to perform his obligations under this Agreement for a period of sixty (60) consecutive days);

(vi)                                              automatically upon the death of the Consultant;

(vii)                                           by written notice by the Company upon the appropriation or attempted appropriation of a material business opportunity of the Company by the Consultant, which would result in securing a personal profit to the Consultant;

(viii)                                        by written notice by the Company upon the theft or embezzlement by the Consultant of any of the real or personal property, tangible or intangible, of the Company or any of its affiliates;

(ix)                                              by written notice by the Company upon the commission of any act of fraud upon, or bad faith or willful misconduct toward, the Company or any of its affiliates by the Consultant;

(x)                                                 by written notice by the Company for any conduct by the Consultant constituting gross negligence or recklessness, as reasonably determined by the Company’s Board of Directors, that is or could have been materially injurious to the Company, a customer of the Company or any of the Company’s affiliates;

(xi)                                              by the Consultant for any or no reason whatsoever by providing written notice to the Company; or

(xii)                                           by the Company for any or no reason whatsoever by providing written notice to the Consultant.

(c)      No termination or expiration of this Agreement shall relieve the Consultant or the Company of any obligations hereunder which by their terms are intended to survive the termination of the Consultant’s association as a consultant with the Company, including but not limited to the obligations of Sections 2, 5, 6, 7, 8 and 9.

4.     Other Policies Applicable to Consultant. The Company acknowledges that the Consultant is an employee of, and a full-time member of the research faculty of RI and that his activities are subject to certain policies and regulations of RI, as well as certain contracts with RI, that relate to, among other things, the disclosure of proprietary information, the publication of research results, and/or the ownership of discoveries and inventions (“RI Policies and Regulations”). The Company acknowledges and agrees that the Consultant must adhere to the RI Policies and Regulations notwithstanding that they may be contrary to, or be in conflict with, the terms and conditions of this Agreement. The Company will not deem the Consultant to be in breach of this Agreement, and the Company shall have no right to terminate this Agreement “for cause” as provided in Section 3, if the activity or omission committed by the Consultant that resulted in a breach of this Agreement or gave rise to the Company’s right to terminate the Agreement was in accordance with his obligation to comply with the RI Policies and Regulations.

5.      Non-Competition: Non-Solicitation.

(a) Subject to Section 4, so long as this Agreement continues in effect the Consultant shall not, without the prior approval of the Company, alone or as a partner, officer, director, consultant, employee, stockholder or otherwise, participate in any business, firm or corporation that develops any technology, process, method or products for, or directly relating to, the Field (a “Competing Company”) other than for the Company. The foregoing sentence, however, shall not be construed to prohibit, during the term of this Agreement: (i)the Consultant’s purchase on a national securities exchange or in the “over-the-counter” market of no more than two percent (2%) of the voting securities of a Competing Company listed on such exchange or publicly traded in such market; (ii) the Consultant from working for a Competing Company that has a number of divisions or business units, provided that the Consultant does not work for, or provide any Confidential Information (as defined in Section 7) to, the divisions or business units that research, develop, manufacture, license, sell, or otherwise provide any product or service directly relating to the Field; (iii)the Consultant from providing consulting services to a Competing Company subject to the policies and guidelines of the RL provided that the Company approves (in its sole discretion) each such consulting engagement in writing; (iv) during the term of this Agreement, the Consultant from pursuing research in me Field with RI funded by a governmental, commercial (not including a Competing Company), non-profit or academic sponsor(s) and publishing any results therefrom (subject to compliance with Section 7(f) hereof), provided, however, that nothing herein shall, without the Company’s prior written consent, permit Consultant to publish Company’s Confidential Information, and provided further that such research is not conducted with the intent of directly benefiting a Competing Company unless Consultant receives the Company’s prior written approval (in its sole discretion) therefor, or (v) the Consultant from at any time publishing materials that relate to the Field, provided, however, that nothing herein shall, without the Company’s prior written consent (in its sole discretion), permit Consultant to publish Company’s Confidential Information, Notwithstanding the foregoing, nothing in this Section 5(a) shall conflict with or supersede any of Consultant’s rights and responsibilities under Section 4 hereof. The limitations in this Section 5 shall apply solely to Consultant and nothing herein shall or is intended to restrict RI’s ability to engage in research in the Field with any funding source, or shall apply to any engagements of Consultant that predate the effective date of this Agreement

(b) During the Non-Competition Period, the Consultant shall not:

(i)         contact or solicit business from any customer of the Company for the purpose of attempting to sell, license or provide to or from such customer the same or similar products, services or technology as are currently provided by or to the Company or any product, service or technology that is similar to any such product, service or technology;

(ii)      solicit or take any other action which is intended to induce or encourage, or is reasonably likely to have the effect of inducing or encouraging, any employee or consultant of the Company to cease work for the Company;

(iii)         solicit or take any other action which is intended to induce or encourage, or is reasonably likely to have the effect of inducing or encouraging, any employee or consultant of the Company to work for any Competing Company, without express prior written consent of the Board; or

(iv)        interfere, or attempt to interfere with, the relationship or prospective relationship of the Company with any person or entity that is or was a customer, client or supplier to the Company or to cause a customer, client or supplier to terminate an agreement with the Company.

(c)      As used in this Agreement, the term “Non-Competition Period” shall mean the period beginning with the date of this Agreement and continuing through the termination of this Agreement for any reason. The term “Post-Termination Period” shall mean the period beginning with the termination of this Agreement for any reason and continuing for 24 months thereafter. During the Post-Termination Period, the Consultant agrees to provide the Post-Termination Services (as defined below) to the Company in the maximum amount of up to ten (10) hours per month, and the Company agrees to retain the Consultant for such purposes; provided however, neither the Consultant’s performance of the Post-Termination Services nor anything in this Section 5 to the contrary will extend any non-competition period under this Agreement. For purposes of this Agreement, “Post-Termination Services” means to (i) advise and consult with the Company’s executive management and the Board with respect to the Company’s (a) technical, medical or scientific issues and problems relating to the design, development, production, sale or marketing of any products, technologies or services then currently developed, under development, produced, sold or marketed by the Company the (“Company Business”) and/or (b) the future anticipated direction of the Company Business as the Board may request, from time to time during the Post-Termination Period. The Company agrees to allow such services to be performed on weekends and during evening hours and to cooperate with the Consultant to the extent the Consultant secures other consulting or employment engagements during the Post-Termination Period. For providing the Post-Termination Services during the Post-Termination Period, the Company will in each calendar month during the Post-Termination Period that the Consultant provides the Post-Termination Services, pay the Consultant an amount equal $187.50 per hour (the “Payment”) for each hour (or on a prorated basis for each partial hour) of such services and reimburse Consultant for expenses as provided in Section 2(b) of this Agreement. The Payment is the Consultant’s sole compensation for providing the Post-Termination Services to the Company during the Post-Termination Period; provided, however, nothing contained in this Section 5(c) shall limit or offset amounts paid or to be paid to Consultant under Section 2 of this Agreement Notwithstanding the provisions of this Section 5(c), the vesting of the stock restricted under the Restricted Stock Purchase Agreement will cease upon termination of this Agreement and will not continue during the Post-Termination Period, except as otherwise provided in the Restricted Stock Purchase Agreement. In the event of a breach of the Consultant’s obligations set form in this Section 5(c), the Company will have the remedies provided herein and such other remedies as may be available to it under law or contract or at equity.

6.      Inventions and Discoveries. Subject to Section 4, during the term of this Agreement, the Consultant will promptly and simultaneously disclose to the Company and RI all inventions, discoveries, improvements, innovations, developments, concepts, designs, research methods and results, processes, formulae, compounds, products, works of authorship, trade secrets, know-how and creations (whether or not patentable or subject to copyright or trade secret protection, and whether or not reduced to tangible form, memorialized or reduced to practice) that the Consultant makes, conceives or reduces to practice, or has previously made, conceived or reduced to practice, either alone or jointly with others, that directly relate to or arise from Services performed by the Consultant for the Company (collectively, “Developments”). Ownership of such Developments, and any patent rights related thereto, shall reside with RI. If such Developments are not subject to the License Agreement by and between the Company and RI for the scAAV9-SMN gene therapy product (the “License Agreement”), or not otherwise restricted by contract, RI grants the Company a Right of First Offer to negotiate a license for one or more of the Developments, and any patent rights related thereto, on terms and conditions similar to the License Agreement. In addition, RI shall grant the Company a Right of First Refusal on any Developments for a period of 120 days from the date of written notice from RI to the Company of its receipt of any offer to license or otherwise transfer or assign any Development.

7.      Confidential Information

(a)      As used in this Agreement, “Confidential Information” means all Developments made, conceived or reduced to practice under the this Agreement, trade secrets and confidential or proprietary information and other data or information (and any tangible representation thereof), whether prepared, conceived or developed by an employee of or consultant to the Company (including the Consultant in the provision of Services under the Agreement) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), which in any way relates to the present or future business of the Company, which is maintained in secrecy or confidence by the Company, and which might permit the Company or its customers to obtain a competitive advantage over competitors, who do not have access to such Developments made, conceived or reduced to practice under this Agreement, trade secrets, confidential or proprietary information or other data or information. Without limiting the generality of the foregoing, Confidential Information shall include:

(i)       any idea, improvement, invention, innovation, development, concept, technical data, design, formula, composition of matter, know-how, process, schematic, method, technique, activity, substrate, cellulosic material, enzyme, enzyme preparation process, catalyst, fermentation agent, fermentation reaction, bioreactor, bacteria or bacterial strain, microorganism, thermophilic organism, animal, plant, biological material (or a portion or fragment thereof), synthetic biological material, plasmid, compound, library, program, software, algorithm, subroutine, source code, object code, diagram, specification, drawing, manual, plan for new or revised services or products, compilation of information, derivative work, or work in process, or parts thereof, research or test data or results and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form, memorialized or reduced to practice); and

(ii)    the name of any customer, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or service development plan or specification, business proposal, financial record or information, or business record or other record or information relating to the present or proposed business of the Company.

The Company may from time to time have in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant hereby acknowledges that all such information shall be Confidential Information for purposes of this Agreement.

(b)      During the term of this Agreement and at all times thereafter, the Consultant will keep and hold all Confidential Information in strict confidence, and the Consultant will not use or disclose any of such Confidential Information without the prior written consent of the Company, except (i) as duly authorized by the Company and as may be necessary to perform the Consultant’s duties for the benefit of the Company or (ii) as otherwise required by applicable law; provided that the Consultant provides the Company with prompt notice of such requirement prior to compliance so that the Company may seek an appropriate protective order or waive the restriction on disclosure. If, in the absence of a protective order, other legal remedy or the receipt of prior written consent by the Company, the Consultant is nonetheless, in the opinion of the Consultant’s legal counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Consultant may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such legal counsel advises is legally required to be disclosed, provided that the Consultant exercises commercially reasonable efforts to preserve the confidentiality of the Confidential Information including, without limitation, by cooperating with the Company to obtain (at the Company’s expense) an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.

(c)        The Consultant’s obligations under Section 7(b) shall not apply to any Confidential Information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant of the terms of Section 7(b), (ii) is approved for public release by the Board of the Company or the Chief Executive Officer or President, (iii) is obtained by the Consultant, outside the context of the performance of the Services, from a third party who owes no obligation to the Company to maintain such information in confidence, or (iv) is any other information, technology or data provided to, or developed by, the Consultant without the use of Company resources or in the course of Consultant’s services for RJ or under the Clinical Trials Research Agreement.

(d)       Upon the termination of this Agreement or upon request of the Company, the Consultant shall promptly deliver to the Company all materials documenting, evidencing or embodying any Confidential Information, provided that Consultant may retain a copy of any such materials for archival purposes only.

(e)        The Consultant specifically agrees and acknowledges that the obligations of confidentiality described in this Section 7 are retroactive to the beginning of his performance of any services for the Company and shall apply to Confidential Information received by him at any time.

(f)         Subject to compliance with this Section 7, Consultant may publish the results of his research conducted for the Company hereunder. Consultant will provide the Company with a copy of any data, finding, result, article, abstract, manuscripts, presentation or other information intended for publication, at least thirty (30) days prior to submission of any intended publication. This will allow the Company time to review the material before it is made public, solely for the purposes of making any appropriate patent or other filings and verifying that no Confidential Information is disclosed. If the Company determines that the proposed publication contains patentable subject matter requiring protection, the Company may require, by providing written notice to Consultant prior to the expiration of such 30-day period, the delay of the submission for publication for a period of time not to exceed an additional sixty (60) days (unless otherwise agreed by Consultant and die Company in writing) after the expiration of such initial 30-day period for the purpose of allowing the pursuit of such protection. At the expiration of me thirty (30) day period if me Company has not provided written notice to the Consultant that me proposed publication contains patentable subject matter requiring protection, or at the expiration of such additional sixty (60) day period if the Company has timely notified Consultant that the proposed publication contains patentable subject matter requiring protection and the Company upon agreement of RI (or RI pursuant to the Clinical Trials Research Agreement) has filed for such patent protection, Consultant may proceed with submission for publication; provided, however, that in no event may Consultant publish any Confidential Information without the express prior written consent of the Company. Consultant shall acknowledge the Company’s role with respect to research sponsored by the Company in any publication contemplated by this Section 7(f).

8.      Remedies.

(a)       Each party may exercise all of its rights and remedies under this Agreement, at law and in equity, for any breach of this Agreement by the other.

(b)       The Consultant recognizes that in the event of a breach or threatened breach by the Consultant of any of Sections 5 through 7 of this Agreement, the Company may suffer irreparable harm, and the Consultant therefore agrees that, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled to apply for injunctive relief to restrain any such breach and to enforce the provisions hereof. The rights of the parties under this Section 8 will survive any termination of this Agreement.

9.      Miscellaneous.

(a)       The Consultant may use any ethical and lawful means necessary and appropriate to perform its obligations under this Agreement; provided, however, that in no event shall the Consultant take any action that would be adverse to the business interests of the Company or that may subject the Consultant or the Company to civil or criminal liability. The Consultant agrees to fully comply with all laws, rules and regulations applicable to its performance of the Services, and the Consultant covenants and agrees that he has no undisclosed interest that would conflict in any manner with the performance of the Services under this Agreement. In recognition of the independent contractor status of the Consultant, the Company agrees that, subject to the covenants contained in this Agreement, the Consultant may engage in additional activities and may allocate his time between the Consultant’s obligations under this Agreement and such other activities in any manner the Consultant deems appropriate, so long as the Consultant’s obligations under this Agreement are holly satisfied. Except as set forth in Section 2(b) hereof, the Consultant shall be responsible for all expenses incurred by the Consultant in furtherance of his provision of the Services. The Consultant will have the sole right to supervise, manage, control, and direct the performance of the details incident to the Consultant’s duties described in this Agreement.

(b)       The Consultant is and shall be an independent contractor with the sole right to supervise, manage, operate, control, and direct the performance of the details incident to the Consultant’s duties under this Agreement. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of an employer-employee or principal-agent, or to otherwise create any liability for or obligation of the Company whatsoever with respect to the indebtedness, liabilities, and obligations of the Consultant or any other party. The Consultant specifically understands and agrees that this Agreement shall not be deemed to grant or imply that the Consultant is authorized to sign, contract, deal, or otherwise act in the name of or on behalf of the Company, except as is expressly authorized in writing by the Company. The Company shall not maintain any insurance for the Consultant or its personnel, including, but not limited to, medical, dental, life, or disability insurance. The Consultant stipulates and agrees that he will not be eligible for any employment benefits from the Company. To the extent the Consultant employs others in providing services under this Agreement, the Consultant agrees to comply with all applicable workers’ compensation laws, to provide satisfactory assurances of such compliance to the Company on request, and to indemnify and hold harmless the Company from any liability or obligation in connection therewith. THE CONSULTANT SHALL NOT BE CONSIDERED UNDER THE PROVISIONS OF THIS AGREEMENT OR OTHERWISE AS HAVING THE STATUS OF AN EMPLOYEE OF THE COMPANY, OR AS BEING ENTITLED TO PARTICIPATE IN ANY LIFE, ACCIDENT OR HEALTH INSURANCE PLANS, PENSION, STOCK, BONUS, THRIFT OR PROFIT SHARING PLANS, WORKER’S COMPENSATION BENEFITS, VACATION/SICK LEAVE BENEFITS, OR ANY SIMILAR BENEFITS WHICH MAY BE

PROVIDED BY THE COMPANY FOR ITS EMPLOYEES, AND THE CONSULTANT HEREBY EXPRESSLY WAIVES ANY SUCH ENTITLEMENT, IF SUCH ENTITLEMENT EXISTS OR IS DEEMED TO EXIST.

(c)          The Consultant hereby acknowledges and agrees that, as an independent contractor, he is legally required to determine and pay its own estimated federal income taxes, FICA (including FICA-matching), and all applicable federal and state payroll, excise, workman’s compensation, and other withholdings owed, or claimed to be owed, by the Consultant by reason or arising out of the Consultant’s relationship with the Company pursuant to this Agreement, and the Consultant shall indemnify and hold the Company harmless from and against, and shall defend the Company against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses (as incurred by the Company) arising out of or incurred because of, incident to, or otherwise with respect to any such taxes. The Consultant further acknowledges that the Company is legally obligated, and shall endeavor to issue timely, a yearly Form 1099 to the Consultant, and a Form 1096 to the Internal Revenue Service, reporting the full amount of fees paid to the Consultant during the reporting period.

(d)         This Agreement, together with the Exhibits hereto and the agreements referenced herein, constitute the entire agreement between the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver shall be limited to the particular instance and the particular time when and for which it is given.

(e)          Each party agrees that any suit, action or proceeding brought by such party against the other in connection with or arising from this Agreement (“Judicial Action”) shall be brought against any of the parties only in any United States federal or state court located in the State in which the respondent (defendant) is located at the time of the filing of the Judicial Action, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts in any such Judicial Action, waives any objection to venue laid therein and agrees that counterclaims and comparable actions against the party bringing the Judicial Action will not affect such venue. Process in any such Judicial Action proceeding may be served on any party anywhere in the world, whether within or without the State of venue. For purposes of this Section 9(e), a party’s location will be determined as follows: (i) for a party who is an individual, the State in which is located the party’s principal residence; and (ii) for a party who is an entity or organization, the State in which is located the party’s principal place of business, or, if, the party has more than one principal place of business, the State in which is located the party’s chief executive office.

(f)           This Agreement shall be binding upon and inure to the benefit of the parties and then-respective heirs, legal representatives, successors and permitted assigns. This Agreement and any rights or obligations hereunder may be assigned by the Company, in whole or in part, to any successor in connection with the sale of all or substantially all of the business of the Company, whether by asset sale or otherwise, and thereafter shall inure to the benefit of the purchaser or surviving company, as the case may be, in such transaction as fully as if it were the Company; and provided further, however, that any merger, reorganization, recapitalization or change of control or ownership of the Company shall not be deemed an assignment of this Agreement, even if this Agreement shall inure to the Company’s successor-in-interest with respect to any such transaction(s). The Consultant hereby acknowledges that the Company is, and may in the future be, affiliated with certain entities and that this Agreement shall extend to and protect all Confidential Information and Developments of all of the Company’s affiliated entities as fully as if such entities were referred to above in place of the Company and that each of them shall be entitled to enforce this Agreement with respect to its Confidential Information for its own benefit as fully as if it were referred to above in place of the Company. The Consultant may not assign this Agreement or any of his rights or obligations hereunder to any person or entity without the express prior written consent of the Company, which consent may be granted or withheld by the Company in its sole discretion.

(g)        The Parties acknowledge and agree that RI is a third party beneficiary of this Agreement, as well as has certain obligations to the Company in this Agreement (See Section 6) inclusive of but not limited to Sections 4,5, and 6.

(h)       All notices and other communications hereunder shall be delivered or sent by commercial courier, facsimile, or registered or certified mail, return receipt requested, addressed to the party at the address herein set forth, or to such other address as such party may designate in writing to the other.

(i)           In the event that any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect

IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement as of the date first set forth above.

BioLife Cell Bank Inc.

By:	/s/ John A. Carbona
Name: John A. Carbona
Title: Chief Executive Officer

Address:	11970 N. Central Expressway
Suite 260
Dallas, TX 75243

/s/ Brian K. Kaspar, Ph.D.
Brian K. Kaspar, Ph.D.

Address:	Research Institute at Nationwide
Children’s Hospital
700 Children’s Drive
Columbus, OH 43205

Reviewed and Acknowledged by

Research Institute at Nationwide Children’s Hospital

/s/ Amy Roscoe
Amy Roscoe, Vice President
Research Planning and Finance

Research Institute at Nationwide Children’s Hospital
700 Children’s Drive
Columbus, OH 43205

Exhibit A

Field

The Consultant will provide reasonable consultation and provision of information related to the Field, defined as follows;

The field (the “Field”) is the research, development, and testing of therapies and treatment of spinal muscular atrophy.

Therapies and treatment applicable to the Field include gene therapy (the use of nucleic acids as pharmaceutical agents) but such gene therapy agents are not limited to the use of self-complementary adeno-associated virus (“scAAV”) as a vector to deliver nucleic acids to cells or the use of AAV serotype 9.

For avoidance of doubt, the Field will exclude the research, development, and testing relative to the OSU-jointly owned Patent Application # 61/695,824 and research, development and testing conducted by or on behalf of Milo Biotechnology IXC, an Ohio limited liability company, for the treatment of Becker muscular dystrophy and inclusion body myositis, using the rAAV1.CMV JiuFollistatin344 gene therapy product to deliver follistatin, a protein leading to increased muscle mass by its inhibition of myostatic. Furthermore, the Field will exclude the research, development, and testing conducted by or on behalf of Milo Biotechnology LLC for the treatment of other neurogenetic disorders using the rAAV1.CMV.huFollistatin344 gene therapy product. For avoidance of doubt, in addition to the above, me Consultant will provide reasonable consultation and provision of information gathered from his previous, current, and future knowledge related to the research, development, and testing of the scAAV9-SMN gene therapy product for the treatment of spinal muscular atrophy.

Exhibit B

Restricted Stock Purchase Agreement

(Attached hereto.)